EXHIBIT 99.1

Global Geophysical Services, Inc. Announces Framework Agreement With Halliburton

Halliburton to License GGS Seismic Data Library

HOUSTON, April 5, 2012 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE: GGS) today announced that it has signed a framework agreement licensing to Halliburton (NYSE:HAL) a substantial portion of GGS's expansive North America seismic data library for use in Halliburton's drilling and completions services activities. Under the agreement, GGS will be given preference by Halliburton for seismic data acquisition globally in certain applications.

The agreement will provide Halliburton with immediate rights to access more than 2 million acres of GGS reservoir grade 3D seismic data (our Eagle Ford library), and the option to acquire rights to an additional 2 million acres of reservoir grade 3D seismic GGS data, to enable unrivalled understanding of shale characteristics for both companies' customers.

GGS will expand its usage of Halliburton's Landmark software for GGS's data processing, analysis, interpretation and earth modeling business. This industry-leading exploration and production software, which includes SeisSpace®, DecisionSpace® Desktop and OpenWorks® software, will provide a next-generation platform for GGS's proprietary consulting applications.

Richard Degner, Global's CEO, declared that, "The licensing of our data library by the industry leader in North American shale drilling and completions services validates the on-going importance of our Reservoir Grade seismic data to a broad range of disciplines including engineering, geophysics and geoscience, among others. It is the first time an oilfield services company has licensed GGS's data, creating a new type of customer for our data library. We look forward to working closely with Halliburton to create a new level of services around our data."

Christopher T. Usher, Global's CTO, said, "Our proprietary HTI seismic attributes will provide detailed insight into localized fracture and stress variations. In addition, we are delighted to standardize our workflows around Landmark's SeisSpace and DecisionSpace software suites to deliver our unique shale technology solutions using the industry's most advanced user environment and best performing platform for our basin scale datasets."

About Global Geophysical Services, Inc.

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of seismic data solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade™ seismic data acquisition, microseismic monitoring, seismic data processing and interpretation services, and Multi Client data products. Global Geophysical Services combines experience, innovation, operational safety and environmental responsibility with leading edge technology to facilitate the success of its clients by providing them the tools to Gain InSight. To learn more about Global Geophysical Services, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

CONTACT: Mathew Verghese
         Chief Financial Officer
         www.globalgeophysical.com
         Phone: 713-808-1750
         Fax: (713) 972-1008